P. O. Box 270 Hartford, CT 06141-0270 107 Selden Street Berlin, CT 06037 (860)-665-5000 www.nu.com

News Release

CONTACT:

Jeffrey R. Kotkin

(860) 665-5154

Northeast Utilities raises common dividend

BERLIN, Connecticut, February 10, 2009 – The Northeast Utilities (NYSE: NU) Board of Trustees today approved an increase in the company’s quarterly dividend.

NU will pay a quarterly dividend of $0.2375 per share on March 31, 2009, to shareholders of record as of the close of business on March 1, 2009.  The new annualized rate of $0.95 per share represents an increase of $0.10 per share above the previous annualized rate of $0.85 per share.

Charles W. Shivery, NU chairman, president, and chief executive officer, said the increase is consistent with NU’s announcement in November 2008 that in 2009 it would begin to target paying out to shareholders approximately 50 percent of its earnings in the form of common dividends.  NU continues to project earnings per share of between $1.80 and $2.00 in 2009.

“We believe this dividend policy will position us to effectively access capital so that we can continue making the necessary investments in New England’s energy infrastructure to better serve our customers,” Shivery said.

Shivery added that going forward NU expects to revisit its dividend levels in the first quarter of each year.  From 2001 through 2008, increases in NU’s dividends were considered in the second quarter.  As the company has stated previously, NU today reiterated that its ability to pay common dividends is subject to approval by its Board of Trustees and to expectations of its future earnings and cash flows.

NU operates New England’s largest utility system serving more than 2.1 million electric and natural gas customers in Connecticut, New Hampshire and Massachusetts.

This news release includes statements concerning NU’s expectations, plans, objectives, future financial performance and other statements that are not historical facts.  These statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  In some cases, readers can identify these forward-looking statements by words such as “estimate”, “expect”, “anticipate”, “intend”, “plan”, “believe”, “forecast”, “should”, “could”, and similar expressions.  Forward-looking statements involve risks and uncertainties that may cause actual results or outcomes to differ materially from those included in the forward-looking statements.  Factors that may cause actual results to differ materially from those included in the forward-looking statements include, but are not limited to, actions or inactions by local, state and federal regulatory bodies; changes in business and economic conditions, including their impact on interest rates, bad debt expense and demand for our products and services; changes in weather patterns; changes in laws, regulations or regulatory policy; changes in levels or timing of capital expenditures; disruptions of the capital markets or events that make our access to necessary capital more difficult or costly; developments in legal or public policy doctrines; technological developments; changes in accounting standards and financial reporting regulations; fluctuations in the value of our remaining competitive electricity positions; actions of rating agencies; subsequent recognition, derecognition and measurement of tax positions; and other presently unknown or unforeseen factors. Other risk factors are detailed from time to time in our reports to the Securities and Exchange Commission.  Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update the information contained in any forward-looking statements to reflect developments or circumstances occurring after the statement is made.

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